Exhibit 99.1

FOR IMMEDIATE RELEASE

      CHINA HOUSING & LAND DEVELOPMENT SECURES ADDITIONAL BANK FUNDING AND
              BEGINS CONSTRUCTION OF ITS THIRD DAM ON THE BA RIVER

     COMPANY HAS AMPLE CAPITAL AND AVAILABLE CREDIT TO COMPLETE ALL CURRENT
                        PROJECTS AND PREPARE DEVELOPMENT
                          OF LARGE SCALE BAQIAO PROJECT

Xi'an, China - October 13, 2008 - China Housing & Land Development, Inc., (NASDAQ: CHLN) today announced that it recently began constructing its third dam on the Ba river, adjacent to the company's 487-acre Baqiao housing project. The dam is expected to be completed in the second quarter of 2009. The company expects to record $3.7 million in revenue and about $0.6 million in net income when the dam is finished.

 The dam will create a large lake about three meters deep on the Ba River that will increase the attractiveness and value of the company's Baqiao housing project. The Xi'an city government is the company's customer for this third dam. The company completed the second dam in 2007. The company also announced today that its New Land subsidiary recently completed a contract for an infrastructure construction loan of about RMB 35 million with the Xi'an Commercial Bank. The annual interest rate on the loan will be about 10.2 percent over its two-year term. This loan completes the construction financing needs for the creation of the third dam on the Ba river and is a different credit line from the China Construction Bank that the company obtained earlier this year. This brings additional capital resources to the Company that are dedicated to infrastructure projects.

In July this year, China Housing & Land Development announced that it had arranged a RMB 1 billion credit line for real estate development construction loans with China Construction Bank Shaanxi Branch, which can't be used for other purposes like riverside dams building type infrastructure projects. The company later signed a contract for the first construction loan that totals RMB 300 million within the credit line. This loan completed the financing needs for China Housing's Tsining JunJing II housing project through 2011. The annual interest rate on the loan will be 8.316 percent over its three year term. To date, China Housing has drawn down about RMB 150 million of those funds. In June 2008, the city of Xi'an announced a new development plan that made the Baqiao area a formal part of the main city zone of Xi'an. Under the plan, the Chanba District, in which the Baqiao area and the company's residential project are located, will become a main ecological preserve and a mid-upper income residential center of Xi'an and will feature magnificent "river by the city, city by the river" scenery. The Xi'an government will invest RMB 50 billion (US$7.2 billion) for infrastructure construction in the Chanba District during the next 10 years. This third dam on the Ba river is part of that infrastructure development.

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The Xi'an municipal government has already completed three expressways connecting the Chanba District with downtown Xi'an. It has also built a five-star hotel, managed by Kempinski, that is the permanent conference center for the Euro-Asia Economic Forum held every other year. The Xi'an city government also has constructed a 14-hectare wetland park that will host the 2011 International Horticultural Exposition.

Mr. William Xin, Chief Financial Officer of China Housing & Land Development, Inc., said, "We are very pleased to begin construction of the third dam and to complete the financing that will support that infrastructure project through to its finish in 2009.

"Through the combination of our construction financing with China Construction Bank, our infrastructure construction financing with the Xi'an Commercial Bank, and the cash we receive from pre-sales in our Tsining JunJing II housing project, The company has ample capital resources to develop and complete its current projects and prepare for the development of the Baqiao project. This is especially important in a tight credit market. We enjoy strong relationship with the local government and banks.

"We are proud to announce that the Junjing Garden II project is going well, with 10 buildings under construction simultaneously, 4 floors build per week. We will complete five buildings by year end, and the rest will be done by first quarter of 2009."

"Looking longer term, we have five projects that are expected to provide substantial growth in revenues and net income for our company in the years ahead. Those projects include Tsining JunJing II currently under construction, JunJing III in planning, and three projects within our 487-acre Baqiao site that are in the planning stage. First and second in Baqiao are Oriental Venice Town I and II . And third is The Baqiao Hotel, which will be a hotel, office, and retail complex. Our detailed planning for the entire Baqiao site is well underway. We are ready and expect to take some actions on the Baqiao project in the fourth quarter of this year."

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About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

By leveraging its strong relationships with China's local state authorities, China Housing & Land Development has been able to capitalize on the supply of available land and develop residential and commercial properties, further increase China Housing's brand recognition, and outperform its competitors in medium size residential and commercial real estate developments in greater Xi'an. Safe Harbor This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts.
 These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments is as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required under law.

                                     # # #

China Housing & Land Development news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Contacts for investors and media:

Jing Lu, Vice President & Board Secretary
+86  29.8258.2632 in Xi'an o jinglu@chldinc.com

William Xin, Chief Financial Officer
+86  150.9175.2090 in Xi'an
+1  917.371.9827 in San Francisco o william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86  139.1141.3520 in Beijing o tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1  212.618.1978 in New York o kli@christensenir.com



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